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                   EXHIBIT 11.1 - COMPUTATION OF PER SHARE EARNINGS
                                     (Unaudited)
                       (In thousands, except per share amounts)


                                                           Three Months Ended
                                                                July 31,
                                                          --------------------
                                                           1997         1996
                                                          -------      -------
Primary:
  Earnings:
    Net loss                                              $ (252)      $ (627)

  Shares:
    Weighted average shares outstanding                    5,036        5,036

  Per share amounts:
    Net loss                                              $ (.05)      $ (.12)
                                                          ------       ------
                                                          ------       ------


Fully diluted (A):
  Earnings:
    Net loss                                              $ (252)      $ (627)

  Shares:
    Weighted average shares outstanding                    5,036        5,036
    Net shares issuable on exercise of certain
     stock options                                            --          108
                                                          ------       ------
    Weighted average shares outstanding, as adjusted       5,036        5,144

  Per share amounts:
    Net loss                                              $ (.05)      $ (.12)
                                                          ------       ------
                                                          ------       ------



Note A: This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.







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